Exhibit 10.3
AMENDMENT NO. 1
     The License Agreement between Brookhaven Science Associates LLC. and Catalyst Pharmaceutical Partners, Inc., effective as of April 3, 2006, is hereby amended, effective April 3, 2006 as follows:
     In Article I — Definitions, sub-paragraph 12 of paragraph (a), “Patent Rights”, is replaced in its entirety as follows:
     12. Foreign patents and foreign patent applications corresponding to U.S. patents and patent applications identified in paragraph 1 — 11 above.
     In Article XIII — Notices, paragraph (a), the contact information for Licensor is replaced as follows:
For Licensor:
Christine Brakel, Licensing Specialist
Office of Intellectual Property and Sponsored Research
Brookhaven National Laboratory
Building No. 475D
P.O. Box 5000
Upton, New York 11973-5000
Telephone: 631-344-7134
Fax: 631-344-3729
E-mail: brakel@bnl.gov
     In Article XIII — Notices, paragraph (b), the delivery details for mailing checks is replaced as follows:

CHECK MAILED TO:	Manager
Office of Intellectual Property and Sponsored Research
Brookhaven National Laboratory
Bldg. 475D, P.O. Box 5000
Upton, NY 11973-5000

1

     All other terms and conditions remain in full force and effect.
LICENSOR:
     BROOKHAVEN SCIENCE ASSOCIATES, LLC.

By	/s/ Lori-Anne Neiger
Lori-Anne Neiger
Title	Senior Patent Counsel
Office of Intellectual Property
Date	April 3, 2006

LICENSOR:
     CATALYST PHARMACEUTICAL PARTNERS, INC.

By	/s/ Patrick J. McEnany
Patrick J. McEnany
Title	Chief Executive Officer
Date	April 3, 2006

Patrick J. McEnany Chief Executive Officer
April 3, 2006
Ms. Margaret C. Bogosian
Manager
Brookhaven National Laboratory
Office of Intellectual Property & Sponsored Research
Building 475D
Upton, NY 11973-5000

Re:	License Agreement between Brookhaven Science Associates (BSA) and Catalyst Pharmaceutical Partners
Dear Peg:
Enclosed please find one fully executed original of the amended License Agreement between Brookhaven Science Associates and Catalyst Pharmaceutical Partners.
Thank you for your continued support.
Best regards,
Patrick J. McEnany
Chief Executive Officer

Enclosures
• 220 Miracle Mile, Suite 234    Coral Gables, Florida 33134    Phone (305) 529-2522    Fax (305) 529-0933
www.catalystpharma.com

Office of Intellectual Property & Sponsored Research Building 475D P.O. Box 5000 Upton, NY 11973-5000 Phone 631 344-7338 Fax 631 344-3729 bogosian@bnl.gov managed by Brookhaven Science Associates for the U.S. Department of Energy

www.bnl.gov
March 31, 2006
Mr. Patrick McEnany
Chief Executive Officer
Catalyst Pharmaceutical Partners
220 Miracle Mile, Suite 234
Coral Gables, FL 33134

Re:	License Agreement Between Brookhaven Science Associates (BSA) and Catalyst Pharmaceutical Partners
Dear Pat:
     In pursuant to my e-mail dated 3/31/06, please find duplicate originals of the subject license agreement between BSA and Catalyst for your approval. Kindly execute both originals at your earliest convenience, and return one fully executed original to me.
     If you have any questions, please feel free to contact me.

Sincerely,

/s/ Margaret C. Bogosian Margaret C. Bogosian
Manager
MCB: gc
Enclosures

LICENSE AGREEMENT
     This Agreement is effective as of the latest date of signing below (“Effective Date”) and is by and between Brookhaven Science Associates LLC, (“Licensor”), operator of Brookhaven National Laboratory, Upton, New York 11973, under contract with the U.S. Department of Energy, and Catalyst Pharmaceutical Partners, Inc., (“Licensee”) having a principal place of business at 220 Miracle Mile, Suite 234, Coral Gables, FL 33134.
     Licensor represents that it is the owner by assignment of all rights, title and interest in the patent properties covering the use of gaba-vinyl gaba (GVG) in the treatment of addiction and addiction-related behavior.
     Licensor represents that it has the right to grant licenses under said patent properties, subject to a non-exclusive, non-transferable, irrevocable, paid-up license heretofore granted to the U.S. Government to practice or have practiced the invention(s) covered by said patent properties for or on behalf of the United States Government and further represents that it will provide to Licensee, upon request, accurate and complete copies of said patent properties.
     Licensor desires to have said patent properties utilized in the public interest and is willing to grant this license on the terms and conditions set forth herein.
     Licensee desires to secure an exclusive worldwide license with the right to sublicense under said patent properties on the terms and conditions set forth herein.
     Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

I — DEFINITIONS
     (a) The term “Patent Rights” shall mean:
          1. BSA Docket No. BSA 98-26 — United States Patent No. 6,057,368 issued May 2, 2000 in the names of Dewey, et al. entitled “Treatment of Addiction and Addiction Related Behavior”, and any reissue thereof;
          2. BSA Docket No. BSA 00-33 — United States Patent No. 6,323,239 issued November 27, 2001 in the names of Dewey, et al. entitled “Treatment of Addiction to Ethanol and Addictive-Related Behavior”, and any reissue thereof;
          3. BSA Docket No. BSA 99-02 — United States Patent No. 6,828,349 issued December 7, 2004 in the names of Dewey, ct al. entitled “Treatment of Addiction and Addiction Related Behavior”, and any reissue thereof,
          4. BSA Docket No. BSA 99-03 — United States Patent No. 6,541,520 issued April 1, 2003 in the names of Dewey, et al. entitled “Treatment of Addiction and Addiction Related Behavior”, and any reissue thereof,
          5. BSA Docket No. BSA 99-18 — United States Patent No. 6,593,367 issued July 15, 2003 in the names of Dewey, et al. entitled “Treatment of Addiction and Addiction Related Behavior”, and any reissue thereof,
          6. BSA Docket No. BSA 00-26 — United States No. 6,395,783 May 28, 2002 in the names of Dewey, et al. entitled “Treatment of PCP Addiction and PCP Addiction-Related Behavior” and any reissue thereof,
          7. BSA Docket No. BSA 00-38 — United States Patent No. 6,462,084 issued October 8, 2002 in the names of Dewey, et al. entitled “Novel Treatment for Obsessive-

Compulsive Disorders”, and any reissue thereof,
          8. BSA Docket No. BSA 02-12 — United States No. 6,939,876 issued September 6, 2005 in the names of Dewey, et al. entitled “Prevention of Addiction in Pain Management”, and any reissue thereof,
          9. BSA Docket No. BSA 03-02 — United States Patent No. 6,713,497 issued March 30, 2004 in the names of Charles Ashby entitled “Use of Vitamin B6 to Mitigate Visual Field Defects Associated with the Use of Gabaergic Drugs in Mammals”, and any reissue thereof,
          10. BSA Docket No. BSA 03-05 — United States Patent Application Serial No. 10/446,285 filed May 27, 2004 in the name of Charles Ashby entitled “Use of Anti-Glaucoma Drugs to Treat Visual Defects Associated with the Use of a GABAergic Agent”, and any continuations, continuations-in-part, or divisional of said applications, and any patents reissue of patents that issued thereon,
          11. BSA Docket No. BSA 04-09 — United States Patent Application Serial No. 10/776,108 filed February 10, 2004 in the name of Charles Ashby entitled “Use of Vitamin B6 to Mitigate Visual Field Defects Associated with the Use of Gabaergic Drugs in Mammals”, and any continuations, continuations-in-part, or divisional of said applications, and any patents reissue of patents that issued thereon,
          12. Foreign patents and foreign patent applications corresponding to U.S. patent applications identified in paragraphs 2-11 above.
     (b) The term “Valid Claim” means and includes a claim contained in the Patent Rights which has not expired, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
     (c) The term “Licensed Product” shall mean any product that incorporates, is covered by, is made in whole or in part by, or is used according to the inventions covered by any Valid Claim in the Patent Rights.
     (d) The term “Licensed Process” means any process the practice of which is covered by any of the claims in the Patent Rights.
     (e) The term “Field of Use” means the medical application in humans of gamma-vinylGABA (also identified as GVG or vigabatrin).
     (f) The term “Term” means the period of this License Agreement and shall run from the Effective Date of this Agreement to the end of the term of the last to expire patent in the Patent Rights licensed hereunder.
II — GRANT
     Subject to the rights of the U.S. Government, defined in Public Law 98-620 and the related implementing regulations at 37 CFR Part 401, Licensor hereby grants to Licensee an exclusive worldwide license with the right to sublicense within the Field of Use under the Patent Rights to make, have made, use, and/or sell Licensed Products and to practice the Licensed Process.
III — REIMBURSEMENT OF LICENSOR’S PATENT COSTS
     (a) As partial consideration for the granting of this license, Licensee will reimburse Licensor for all reasonable and customary expenses incurred by Licensor prior to September 30, 2005 in connection with the filing, prosecution, and maintenance of all patents and patent applications included in the Patent Rights. These expenses total $69,352.00, which amount shall be payable by Licensee to Licensor in six (6) equal payments during each of the six (6) months immediately following the date upon which Licensee submits its NDA to the U.S. Food and Drug Administration (“FDA”) for the use of GVG in the treatment of human cocaine addiction.
     (b) As partial consideration for the granting of this license, Licensee will reimburse Licensor for all reasonable and customary expenses incurred by Licensor subsequent to September 30, 2005 in connection with the filing, prosecution, and maintenance of all patents and patent applications included in the Patent Rights. Licensor will submit periodic invoices to Licensee covering such expenses with Licensor’s first invoice to be submitted to Licensee within sixty (60) days of FDA regulatory approval to sell any Licensed Product to practice a Licensed
Process. Licensee will reimburse Licensor within thirty (30) days of receipt of each invoice.
     (c) During the Term Licensor shall consult on an ongoing basis with the Licensee, or Licensee’s designated intellectual properly representative, respecting the prosecution, maintenance and protection of the Patent Rights and shall give reasonable consideration to the views of Licensee with respect thereto.
IV — REPORTS AND ROYALTIES
     (a) Commencing in the calendar year following FDA regulatory approval to sell any Licensed Product and/or to practice a Licensed Process, Licensee agrees to make written reports to Licensor annually, within sixty (60) days after the first day of each January during the Term, and, as of such date, stating in each such report the particulars of the business conducted by Licensee during the preceding twelve (12) month period under this license Agreement
     (b) Concurrently with the making of each such report required by paragraph (a) of this

Article IV, Licensee will pay to Licensor a lump sum royalty according to the following schedule:

i.	For the calendar year in which the FDA approves Licensee’s NDA for the use of GVG in the treatment of human cocaine addiction — $100,000.00, due by December 31st of said year;

ii.	For calendar years two and three after FDA approval of Licensee’s NDA for the use of GVG in the treatment of human cocaine addiction — $250,000.00 each year due by December 31st of each year; and

iii.	For the remaining years covered by the term of this agreement — $500,000.00 each year, due by December 31st of each year.
     (c) Licensee agrees to make a written report to Licensor within sixty (60) days after the date of any termination of this Agreement, stating in such report the business particulars up to such date of termination which were not previously reported to Licensor. Concurrently with the making of this report, Licensee will pay to Licensor the pro-rated share of the appropriate lump sum royalty due under paragraph (b) above.
     (d) All monies payable hereunder shall be paid in United States Dollars.
V — SUBLICENSES
     (a) The grant under Article II above includes the right to grant sublicenses. Any sublicense granted by Licensee shall be subject to the terms and conditions of this Agreement, including the insurance requirement in Article VII hereof, and shall contain an express provision to that effect. No sublicense shall relieve Licensee of any of its obligations under this Agreement. Licensee agrees to forward to Licensor a fully executed copy of each sublicense agreement it enters into within thirty (30) days after execution thereof.
     (b) Licensee agrees to include in its reports required in Article IV above an accounting of all consideration received by Licensee from its sublicensees. Licensee agrees to pay Licensor, in addition to all of the amounts provided for in Article IV above, twenty percent (20%) of all consideration of any nature, including, for example, license fees, earned royalties, and minimum royalties, received by Licensee from its sublicensees.
     (c) Upon the termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon automatically terminate. This shall be made a condition of any sublicense that may be granted by Licensee.
VI — AUDITING
     (a) Licensee agrees to keep for a period of three years the records used to prepare the reports required by Article IV hereof. Such records shall be in sufficient detail to enable the royalties and licensing fees payable hereunder by Licensee to be clearly and fully determined
Licensee further agrees to permit such records to be examined from time to time to the extent necessary to verify the reports provided for in Article IV hereof, such examination to be made at the expense of Licensor by an auditor appointed by Licensor who will be acceptable to Licensee, which acceptance shall not be unreasonably withheld, or at the option and expense of Licensee, by an independent Certified Public Accountant who shall be appointed by Licensee and who shall be acceptable to Licensor, which acceptance shall not be unreasonably withheld.
     (b) Licensor agrees to maintain in confidence the information reported to it in Licensee’s annual reports and any confidential information it obtains through its audit rights. Licensor will neither disclose this information outside of its organization nor use this information for any purpose other than collection of royalties or license fees from Licensee under this Agreement.
     (c) Licensee agrees that the confidentiality and use provisions of this Article shall not apply to the following:
          (1) any information which appears in printed publications or which otherwise is or becomes generally known in the trade other than through the fault of Licensor;
          (2) any information which Licensor can show by written records was in its possession prior to the disclosure hereunder;
          (3) any information which comes into the possession of Licensor without covenants of secrecy from another party who is under no obligation to Licensee to maintain the confidentiality of the information; or
          (4) disclosure of any information when required by law, including disclosure required by applicable disclosure rules promulgated by the U.S. Securities and Exchange Commission.
VII — DISCLAIMER, INDEMNIFICATION, HOLD HARMLESS AND INSURANCE
     (a) Except with respect to the representations and warranties set forth by Licensor in the preamble to this License Agreement, Licensor makes no representation or warranty, either expressed or implied, with respect to the License herein granted other than that Licensor has the right to grant said license.
     (b) Nothing in this Agreement shall be construed as:
          (1) a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

          (2) a warranty or representation that any product made, used, sold or otherwise disposed of or any method practiced under any license granted under this Agreement is or will be free from infringement or claims of infringement of patents, copyrights or any other property right of third parties; or
     (3) granting by implication, estoppel or otherwise any licenses or rights under patents or other property rights of Licensor other than said Patent Rights, regardless of whether such patents are dominant or subordinate to any Patent Rights.
     (c) Licensor shall not be liable for any injury, losses or damages, including special or consequential damages or losses incurred by Licensee, nor for claims for such damages, losses or other injuries asserted or levied against Licensee, arising out of Licensee’s practice of the Grant set forth in Article II of this Agreement. Licensee shall indemnify and hold harmless Licensor and the U.S. government from any claims, actions, judgements or awards arising out of Licensee’s practice of the Grant set forth in Article II, or out of Licensee’s manufacture, use, sale or disposition of Licensed Products.
     (d) Licensee shall, from and after the date of approval by the FDA of Licensee’s application to commence Phase I/II Clinical Trials involving Licensed Products, have in effect and shall maintain a liability insurance policy in an amount of at least One Million U.S. Dollars ($1,000,000.00) coverage for claims arising out of the manufacture and use of Licensed Products, and the Practice of Licensed Process and Licensee shall have Licensor designated as a named insured in said policy at no expense to Licensor. Licensee shall at the time this requirement becomes effective, deliver to Licensor a Certificate of Insurance evidencing such liability insurance policy and showing Licensor as a named insured.

     (e) Licensee shall, from and after the date of approval by the FDA of Licensee’s application to commence Phase III Clinical Trials involving Licensed Products, have in effect and shall thereafter maintain throughout the life of this Agreement and for five (5) years after this Agreement is terminated, a liability insurance policy in an amount of at least Five Million U.S. Dollars ($5,000,000.00) coverage for claims arising out of the manufacture, use or sale of Licensed Products, and Licensee shall have Licensor designated as a named insured in said policy, at no expense to Licensor. Licensee shall, prior to commencement of said Phase III Clinical Trials, deliver to Licensor a Certificate of Insurance evidencing such liability insurance policy and showing Licensor as a named insured. At each fifth anniversary of the effective date for the $5,000,000.00 insurance requirement, Licensor shall review the insurance coverage required by this Article and adjust the coverage, as necessary, to maintain the face value of the coverage within five percent (5%) of the stated $5,000,000.00 adjusted in constant dollars using the effective date of the $5,000,000.00 insurance requirement as the starting base for any such adjustment.
VIII — INFRINGEMENT OF LICENSOR’S PATENT RIGHTS BY THIRD PARTIES
     (a) Should Licensor or Licensee become aware of any infringement or alleged infringement in the United States, its territories and possessions, of any of the Patent Rights, that party shall promptly notify the other party in writing of the name and address of the alleged infringer and of the alleged acts of infringement, and provide any available evidence of the alleged acts of infringement.
     (b) Neither Licensor nor Licensee shall be obligated to institute suit against any alleged infringer of any of the Patent Rights.

     (c) Licensee shall have the right to bring legal action against an alleged infringer of any of the Patent Rights in its own name or in the joint name of the Licensee and Licensor. In the event that Licensee elects to initiate an infringement action in its own name, or in the joint name of Licensee and Licensor, any and all expenses, judgments or sanctions incurred in connection with such legal action shall be borne solely by Licensee. During the term of any such legal action, Licensee may withhold from any royalties due to Licensor an amount equal to the expenses incurred by Licensee in pursuing the infringement action. Upon conclusion of any such legal action, Licensee shall retain for itself, any and all monies or other benefits derived from such legal action, and shall immediately pay to Licensor any withheld royalties, that covered expenses that were recovered by Licensee.
     (d) Licensor and Licensee hereby agree to cooperate with each other in the prosecution of any legal infringement action or settlement discussions and each agrees to provide the other with all pertinent data and evidence which may be helpful in the prosecution of such action of which it may have knowledge or which may be readily available to it without incurring substantial expense.
     (e) Should Licensee commence a suit under the provisions of this Article and thereafter elect to abandon this suit, it shall give timely notice to the Licensor who may, if it so desires, continue prosecution of such suit, provided however that the sharing of expenses and any recovery in such continued suit shall be as agreed upon between Licensor and Licensee.
     (f) If, at any time during this Agreement, Licensor or Licensee shall be unable to uphold the validity of any of the Patent Rights against any alleged infringer, Licensee shall not have or assert any damage claim or a claim for refund or reimbursement against Licensor.

Excluded from this paragraph (f) shall be Licensor’s liability to indemnify Licensee for the breach of those representations and warranties recited in the Preamble to this License Agreement.
IX — SUCCESSOR RIGHTS
     (a) The obligations of Licensee hereunder, including the obligations to make reports and pay royalties, shall run in favor of the successors, assigns or other legal representatives of Licensor.
     (b) Licensee’s rights under this Agreement and the license herein granted shall not be assigned for the benefit of creditors of Licensee or otherwise, nor shall such rights or license pass to any receiver in bankruptcy of Licensee’s assets, except for a person or corporation succeeding to the entire business and good will of Licensee in the manufacture and sale of Licensed Products as the result of a sale, consolidation, reorganization or otherwise, provided such person or corporation shall, without delay, accept in writing the provisions of this Agreement and agree to become in all respects bound thereby in the place and stead of Licensee. Licensee’s rights under this Agreement and the license herein granted shall not be otherwise transferred without the written consent of Licensor.
X — UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS
     (a) The Export Control Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities listed in the Regulations, unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, Licensee therefor hereby gives its assurance to Licensor that it will comply with all of the requirements of the U.S. Export Control Regulations.

     (b) A final judicial determination of a violation of the U.S. Export Control laws or regulations by Licensee shall constitute grounds for Licensor, in its sole discretion, to terminate this license agreement. Failure to obtain any needed export control license may result in criminal liability under the United States law.
XI — TERM AND TERMINATION
     (a) Subject to the termination rights set forth in Article XV(e) and this Article XI, this License Agreement shall commence on the Effective Date and shall run through the Term.
     (b) If Licensee shall at any time default in the payment of any license fee or royalty or in the making of any report hereunder, or shall commit any breach of any covenant herein contained, except for the diligence requirements set forth in Article XV, and shall fail to remedy any such default or breach within sixty (60) days after written notice thereof by Licensor, then Licensor may, at its option, terminate the license and all other rights herein granted, by giving notice to Licensee in writing to such effect.
     (c) This License Agreement may be terminated:
     (1) by Licensee any time after two years from the Effective Date of this Agreement. Under this subparagraph (c), Licensee shall have the right to terminate the prospective effect of the license hereunder by written notice given to the Licensor at least six (6) months prior to the date when such termination is to become effective.
     (d) Any termination or expiration of this License Agreement shall not relieve Licensee from its obligations under Article IV hereof to make a terminal report and maintain records, or from its liability for payment of royalties or other License fees hereunder prior to the date of such termination or expiration, and shall not prejudice the right of Licensor to recover any royalty or other sums or consideration due or accrued at the time of such termination or expiration and shall not prejudice any cause of action or claim of Licensor accrued on account of any breach or default by Licensee.
     (e) Any termination or expiration of this Agreement shall not prejudice the right of Licensor to conduct a final audit of the records of Licensee in accordance with the provisions of Article IV hereof.
XII — ADVERTISING
     Neither the granting of the license herein granted by Licensor nor the acceptance of the license fee or royalties hereunder by Licensor shall constitute Licensor’s approval of, or acquiescence in, advertising or other business practices of Licensee or Licensee’s sublicensees, nor an approval of or acquiescence in any use of the corporate name of Licensor, or any use of the name Brookhaven National Laboratory, or any use of the name(s) of the inventors of the Patent Rights licensed, or of the names of any agencies of the U.S. Government, in connection with the manufacture, advertising, use or sale of Licensed Products, and Licensor hereby expressly reserves all rights of actions with respect thereto.
XIII — NOTICES
     (a) Any notice pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to a party by certified mail, postage prepaid, addressed to it at its address below:
For Licensor:
Margaret C. Bogosian, Manager
Office of Intellectual Property and Sponsored Research
Brookhaven National Laboratory
Building No. 475D

P.O. Box 5000
Upton, New York 11973-5000
For Licensee:
Patrick J. McEnany, President
Catalyst Pharmaceutical Partners, Inc.
Suite 234
220 Miracle Mile
Coral Gables, FL 33134
     Alternatively, such notices may be delivered to such other address or addresses as either Licensor or Licensee, respectively, may later establish by written notice to the other.
     (b) Any payments due from Licensee to Licensor hereunder shall be made as follows:

CHECK PAYABLE TO:	Brookhaven Science Associates, LLC

CHECK MAILED TO:	Margaret C. Bogosian
Manager
Office of Intellectual Property and Sponsored Research
Brookhaven National Laboratory
Bldg. 475D, P.O. Box 5000
Upton, NY 11973-5000
XIV — APPLICABLE LAW
     This Agreement shall be construed, interpreted and applied in accordance with the laws of the United States and of the State of New York.
XV — LICENSEE’S DILIGENCE
     (a) Commencing at the time the FDA accepts Licensee’s IND for the use of GVG in the treatment of human cocaine addiction and ending at the time the FDA grants approval to sell any Licensed Product, and/or practice Licensed Process, the Licensee shall consult with Licensor by telephone not less frequently than quarterly with regard to drug development steps taken and progress made toward the objective of gaining FDA marketing approval for any Licensed Product. In this regard, Licensee shall make reasonable effort to be responsive to Licensor’s inquiries regarding such drug development activities.
     (b) Within six (6) months of the date the FDA accepts Licensee’s IND for the use of GVG in the treatment of human cocaine addiction for a study other than a phase I (drug interaction study), Licensee will procure sufficient GVG or Sabril drug and placebo and provide such drug and placebo to the clinical sites conducting the clinical trials under Licensee’s IND.
     (c) If Licensee fails to meet any or all of the diligence requirements set forth in paragraphs (a) and (b) above, Licensor shall provide Licensee with written notice of such failure. Licensee will have three months after receipt of said notice to cure said failure. Licensor will extend said cure period for an additional three months upon the presentation by Licensee of reasonable evidence explaining its inability to effect a cure within the initial three month period.
     (d) Failure of Licensee to cure a failure within the applicable cure period pursuant to paragraph (c) above shall be grounds for Licensor to terminate the license granted in this License Agreement. Licensor can terminate this Agreement for Licensee’s failure to meet the diligence requirements by delivery to Licensee of a Termination Notice.
XVI — PREFERENCE FOR UNITED STATES INDUSTRY
     Consistent with the provisions of 35 USC 204, Licensee agrees that any products embodying technology covered by the Patent Rights or produced through the use of technology covered by the Patent Rights that are to be marketed in the United States will be substantially manufactured in the United States.

XVII — ENTIRE UNDERSTANDING
     This Agreement amends and restates the License Agreement between the parties dated March 20, 2002, (the “Old Agreement”) which Old Agreement is superceded by the terms of this Agreement as of the Effective Date. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party. There are no understandings, representations or warranties with respect to the subject matter hereof, except as herein expressly set forth, and no rights are granted hereunder except as expressly set forth herein.
     The parties hereto have duly executed this Agreement.
LICENSOR:
     BROOKHAVEN SCIENCE ASSOCIATES, LLC

By	/s/ Margaret C. Bogosian

Margaret C. Bogosian
Title Manager, Office of Intellectual Property & Sponsored Research
Date 3/31/06
LICENSEE:
     CATALYST PHARMACEUTICAL PARTNERS, INC.

By	/s/ Patrick J. McEnany
Title C.E.O.
Date 4/3/06